Exhibit 4

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 22, 2011 (this “Agreement”), by and among AT&T Corp., a New York corporation (“Parent”), George Vesnaver (the “Shareholder”) and Superclick, Inc., a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, SC Acquisition Co., a Washington corporation, and the Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, as of the date hereof, the Shareholder Beneficially Owns (as hereinafter defined) the number of shares of Common Stock (as hereinafter defined) set forth opposite the Shareholder’s name on Schedule 1 hereto (the “Existing Shares”); and

WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the respective meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of any of Parent or any of its Affiliates (other than the Company and its Subsidiaries) and (ii) none of Parent or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Beneficial Ownership” by a Person of any securities means ownership, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, where such Person has or shares with another Person (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Common Stock” means the common stock, $0.0006 par value, of the Company.

“Covered Shares” means, with respect to the Shareholder, (i) the Existing Shares, together with (ii) any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case under this clause (ii) that such Shareholder acquires Beneficial Ownership of on or after the date hereof.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Permitted Transfer” means a Transfer by the Shareholder of any Covered Shares to: (i) any other Shareholder, (ii) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Shareholder, (iii) any trust, the trustees of which include only Persons named in clause (i) or (ii) and the beneficiaries of which include only the Persons named in clause (i) or (ii), or (iv) any corporation, limited liability company or partnership, the shareholders, members or general or limited partners of which include only the Persons named in clause (i) or (ii); provided, in every case that such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as the Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Shareholder shall have made hereunder.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pro Rata Share” means a fraction, set forth as a percentage, the numerator of which is the aggregate amount of consideration received by the Shareholder pursuant to the Merger Agreement for all of the Shareholder’s Covered Shares, and the denominator of which is the aggregate consideration received by all shareholders of the Company pursuant to the Merger Agreement.

“Representatives” means the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of a Person.

“Subsidiary” means, when used with respect to any Person or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Shareholder Meeting and at any other meeting of the shareholders of the Company at which action is to be taken with respect to the Merger Agreement, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of the Company relating to the Merger Agreement, the Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Articles of Amendment, the Merger Agreement and the Transactions and any other action reasonably requested by Parent in furtherance thereof, submitted for the vote or written consent of shareholders; (ii) against any action or agreement submitted for the vote or written consent of shareholders that is in opposition to, or competitive or materially inconsistent with, the Transactions or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders that would likely be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Transactions or the performance by the Company of its obligations under the Merger Agreement or by the Shareholder of its obligations under this Agreement. The obligations of the Shareholder specified in this Section 2.1(b) shall apply whether or not the Transactions or any action described above are recommended by the Company Board.

2.2 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement.

2.3 Proxy. The Shareholder hereby, subject to Section 5.2, appoints as its proxy and attorney-in-fact Rick L. Moore, in his capacity as an officer of the Parent, and any individual who shall hereafter succeed such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the shareholders of the Company at which any of the matters described in Section 2.1(a) was to be considered, and the Company hereby acknowledges such appointment. This proxy is coupled with an interest and shall be irrevocable pursuant to RCW 23B.07.220, and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Covered Shares. Parent may terminate this proxy with respect to the Shareholder at any time at its sole election by written notice provided to the Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Shareholder. The Shareholder hereby (but only in proportion to its Pro Rata Share) represents and warrants to Parent as follows:

(a) Authority and Enforceability. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby are within the Shareholder’s powers, authority or legal capacity, as appropriate. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). If the Shareholder is a natural person and is married and the Common Stock held in the name of the Shareholder constitutes community property of the Shareholder or the Shareholder otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, then this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) Governmental Authorization. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby require no authorizations, consents or approvals of, or filing with, any Governmental Entity, other than as set forth in Section 4.2 of the Merger Agreement.

(c) Non-contravention. The execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming compliance with the matters referred to in Section 3.4 of the Merger Agreement, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (ii) assuming compliance with the matters referred to in Section 3.4 of the Merger Agreement, require any consent or approval by any Person under, constitutes a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration, or other adverse change of any right or obligation or the loss of any benefit to which the Shareholder is entitled under any provision of any agreement or other instrument binding upon the Shareholder or any license, franchise, permit certificate approval or other similar authorization affecting, or relating in any way to, the Shareholder’s obligations under this Agreement, or (iii) result in the creation or imposition of any Lien on any Covered Shares of the Shareholder.

(d) Litigation. There is no Action pending against, or, to the knowledge of the Shareholder, threatened against, the Shareholder or any of its Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Entity or arbitrator, that, as of the date hereof, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Shareholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby on a timely basis.

(e) Ownership. The Shareholder’s Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Shareholder, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer or constitute any

Company Stock Options that expire after the date hereof. The Shareholder has and at the Closing will have good title to all of the Covered Shares, free and clear of any Lien, except for restrictions under applicable securities laws and any encumbrances created by virtue of this Agreement. Other than this Agreement and the Merger Agreement, the Existing Shares are not, and the Covered Shares will not be, subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, distribution rights or disposition of such Existing Shares or Covered Shares, as applicable. Except for the Existing Shares, the Shareholder does not beneficially own or hold any (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iii) warrants, calls or other rights to acquire from the Company or any other Person, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company. Except to the extent Covered Shares are transferred after the date hereof pursuant to a Permitted Transfer or constitute Company Stock Options that expire after the date hereof, the Shareholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Closing Date (subject, in the case of Covered Shares underlying Company Stock Options, to the terms of such Company Stock Options).

(f) Finder’s Fees. None of the Shareholder or any of its Affiliates has employed or engaged any investment banker, broker, finder or other intermediary that is or will be entitled to any fee or commission from the Shareholder or any of its Affiliates in connection with the Transactions.

(g) Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers, Other Actions. The Shareholder hereby agrees not to, during the term of this Agreement: (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with the Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that would restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3 No Solicitation. Subject to the provisions of Section 4.5, the Shareholder agrees that neither it nor any of its Affiliates shall, nor shall any of its Affiliates authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of any Affiliate shall be a breach of this Section 4.3 by the Shareholder. The Shareholder shall, and shall cause its Affiliates and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

4.4 Notice of Acquisitions, Proposals Regarding Prohibited Transactions. Subject to the provisions of Section 4.5, the Shareholder hereby agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) in writing of: (i) the number of any additional shares of Common Stock or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof; (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, the Shareholder or any of its Affiliates with respect to any Acquisition Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be); and (iii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest therein.

4.5 Shareholder Capacity. The Shareholder is executing this Agreement solely in its capacity as a shareholder of the Company. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Nothing herein shall limit or affect any actions taken by such Person solely in his or her capacity as a director or officer of the Company to the extent permitted by the Merger Agreement or following the termination of the Merger Agreement in accordance with its terms.

4.6 Waiver of Appraisal Rights. The Shareholder is aware of the rights provided in and has received a copy of chapter RCW 23B.13 of the Act. The Shareholder explicitly waives its rights to dissent to the Transactions and seek appraisal under such chapter 13.

4.7 Further Assurances. From time to time, at Parent’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Shareholder hereby authorizes the Company to publish and disclose in the proxy materials to be used in connection with the solicitation of proxies relating to the Company Shareholder Approvals at the Company Shareholder Meeting the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall remain in effect until the earliest to occur of: (i) the Closing; (ii) the date of termination of the Merger Agreement in accordance with its terms; and (iii) the delivery of written notice of termination by the Shareholder to Parent following any amendment to the Merger Agreement to decrease the Merger Consideration or otherwise alter the Merger Agreement in a manner adverse to the Shareholder in any material respect unless such amendment has been consented to by the Shareholder in writing prior to such amendment, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Section 5.1 and Sections 5.3 through 5.11 shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any willful and material breach of this Agreement.

5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered or sent by overnight courier (providing proof of delivery) or email or facsimile transmission (with confirmation of receipt), if to Parent, to:

AT&T Corp.

c/o AT&T Services, Inc.

One AT&T Plaza

208 S. Akard St., 36th Floor

Dallas, TX 75202

Attention:    Rick L. Moore

         Senior Vice President—Corporate Development

Facsimile:    (214) 746-2210

with a copy (which shall not constitute notice) to:

AT&T Services, Inc.

208 S. Akard St., 32nd Floor

Dallas, TX 75202

Attention:    John O’ Connor

         General Attorney and Associate General Counsel

Facsimile:    (214) 746-2216

if to the Company, to:

Superclick, Inc.

10222 St-Michel Blvd.

Suite 300

Montreal, Quebec H1H 5H1

Attention:    Jean Perrotti

         Chief Financial Officer

if to the Shareholder, to the address set forth beneath the Shareholder’s name on Schedule 2 hereto.

or to such other address, email address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.4 Amendment; Waiver.

(a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.5 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except for a Permitted Transfer in compliance with the terms and conditions set forth herein, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

5.7 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in any federal court located in the State of Washington or any Washington state court. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 5.3 or in such other manner as may be permitted by Applicable Law, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 5.7, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by Applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.8 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

5.10 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties with respect to their subject matter and supersede all prior agreements and understandings, both oral and written, among the parties with respect to that subject matter.

5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Washington or any Washington state court, in addition to any other remedy to which they are entitled at law or in equity.

5.13 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall not affect in any way the meaning, construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in Article III of this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, as of such date). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

AT&T CORP.

By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: Senior Vice President-Corporate Development

SUPERCLICK, INC.

By:	/s/ Sandro Natale
Name: Sandro Natale
Title: Chief Executive Officer

/s/ George Vesnaver
George Vesnaver

[Signature Page to Voting Agreement]